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                                                                  EXHIBIT 10.75



                         EMPLOYMENT EVALUATION AGREEMENT

         THIS EMPLOYMENT EVALUATION AGREEMENT is made and entered into as of July 15, 1998 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Company"), and DAVID R. GNASS, a resident of Tennessee and the Chief Operating Officer of the Company (the "Employee").

         WHEREAS, the Company is currently employing the Employee, directly or indirectly through an affiliate, on an "at-will" basis; and

         WHEREAS, the Company and Employee are parties to that certain Confidentiality, Non-Competition and Severance Pay Agreement dated as of June 16, 1996 (the "1996 Contract"); and

         WHEREAS, both the Company and Employee are interested in exploring the possibility of Employee remaining in the employ of the Company as its Chief Operating Officer pursuant to an employment agreement and wish to ensure orderly continuity of management of the Company while this possibility is explored.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. EMPLOYEE NOTICE. Within thirty (30) days of the date of this Agreement, or until such later date as mutually agreeable to the Company and Employee (such period to be known as the "Notice Period"), the Employee will deliver a written notice to the Company (the "Notice"), which Notice will clearly state whether Employee desires to proceed with negotiation of a long-term employment agreement with the Company. Such Notice will be deemed delivered when personally delivered to the Company at its Brentwood, Tennessee corporate office so long as such Notice is directed to the attention of the Company's President and Chief Executive Officer. In the event such Notice evidences Employee's desire not to proceed with negotiation of a long-term employment agreement, the Company's employment of Employee will terminate on November 25, 1998.

         2. NEGOTIATION. If the Notice evidences Employee's desire to proceed with negotiation of a long-term employment agreement, each of the Employee and the Company will use good faith efforts to enter into such an agreement. In the event a mutually-agreeable employment agreement is not executed and delivered by both the Company and the Employee by November 25, 1998, then Employee's employment will terminate.

         3. DUTIES. For so long as Employee's employment with the Company continues and this Agreement remains in effect, the Employee will continue to serve as Chief Operating Officer of the Company and will perform all duties and responsibilities commensurate with such office.


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Employee agrees to devote his full time, attention and skills to such duties and to use his best efforts to attain or exceed the Company's objective goals for profit, quality, stability and growth. The Employee will at all times while employed with the Company comply fully with the Company's "Guidelines of Company Policies and Conduct" and any other compliance program, as such programs may be amended from time to time, and acknowledges that his obligations under such programs as an employee are contractual in nature. While serving as the Company's Chief Operating Office, the Employee will continue to receive his customary compensation as adjusted for merit increase, including base salary and benefits, including car allowance to which he is entitled as of the date hereof.

         4. SEVERANCE PAY. In the event Employee's employment with the Company is terminated pursuant to either paragraph 1 or 2 of this Agreement and not as a result of any breach by Employee hereunder, Employee will be entitled to receive as a severance payment in a lump sum upon such termination an amount equal to his current annual base salary, which is One Hundred Seventy Thousand and No/100 Dollars ($170,000.00) as adjusted for merit increase. In addition, the Company will pay the Employee any earned but unpaid base salary and the Company will continue, for twelve (12) months following such termination, all employee benefits including car allowance to which Employee was entitled immediately prior to termination.

         5. RELEASE; COVENANT NOT TO SUE. Employee hereby fully and forever releases the Company, its successors and assigns, affiliates, insurers, officers, directors, employees and agents, from any and all liability, causes of action, suits, damages, claims and demands whatsoever that Employee may have and that arise from or relate in any way to his employment with the Company or the conduct of the Company's business prior to the date hereof. Employee hereby covenants that he will not initiate or bring any proceeding, suit or claim against the Company, its successors and assigns, affiliates, officers, directors, employees or agents arising out of or in any way related to his employment by the Company or the conduct of the Company's business prior to the date hereof.

         6. RIGHTS AND OBLIGATIONS OF EMPLOYEE. The rights and obligations of Employee hereunder are not assignable or delegable, and any prohibited assignment or delegation will be null and void. The Company may assign and/or delegate this Agreement. The provisions hereof will inure to the benefit of and be binding upon the permitted successors and assigns of the respective parties.

         7. GOVERNING LAW. This Agreement will be governed by the substantive laws of the State of Tennessee.

         8. EXCLUSIVENESS. This Agreement constitutes the entire understanding and agreement between the parties with respect to the negotiation of an employment agreement. Notwithstanding the foregoing, this Agreement is subject to the Guidelines of Company Policies and Conduct and any other compliance programs of the Company (as referenced in Section 3), and does not supercede the 1996 Contract.


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         9. MODIFICATION. This Agreement may not be modified or amended except in a writing signed by both the Company and the Employee. No term or condition of this Agreement will be deemed have been waived except pursuant to a written instrument executed by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         10. INVALIDITY. The invalidity of any provision of this Agreement will not affect any other provision hereof, and this Agreement will be construed in all respects as if such invalid provision was omitted. Further, in lieu of such invalid provision, there will be automatically added as a part of this Agreement a provision as similar in terms to such invalid provision as may be possible which substitute provision will be valid and enforceable.

         11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Employment Evaluation Agreement as of the date first above written.


                                   "COMPANY"

                                   AMERICAN HOMEPATIENT, INC., a
                                   Delaware corporation




                                   By:      /s/ Malcolm MacKenzie
                                       ----------------------------------------

                                   Title: President and Chief Executive Officer
                                         --------------------------------------




                                   "EMPLOYEE"

                                             /s/ David R. Gnass
                                   --------------------------------------------
                                   DAVID R. GNASS





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